Exhibit 99.1

INVESTOR CONTACT: Kerri Thurston Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports First Quarter 2009 Results

Cayman Islands/May 6, 2009/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the quarter ended March 28, 2009.

First Quarter 2009 Financial Summary:

•	Total revenue of $437 million, down 34% from $664 million in first quarter 2008
•	Automotive/Mobile segment revenue decreased 43% to $260 million in first quarter 2009
•	Marine segment revenue decreased 32% to $38 million in first quarter 2009
•	Aviation segment revenue decreased 31% to $59 million in first quarter 2009
•	Outdoor/Fitness segment revenue increased 13% to $80 million in first quarter 2009
•	All geographic areas experienced a slowdown in revenues:
•	North America revenue was $265 million compared to $411 million, down 36%
•	Europe revenue was $144 million compared to $211 million, down 32%
•	Asia revenue was $28 million compared to $42 million, down 33%
•	Gross margin increased sequentially to 44.9% for the first quarter 2009 from 41.1% in fourth quarter 2008 and declined compared to 48.2% in first quarter 2008
•	Operating margin decreased sequentially and year-over-year, with first quarter 2009 at 13.3%, compared to 26.0% in first quarter 2008 and 22.6% in fourth quarter 2008
•	Earnings per share decreased 64% to $0.24 from $0.67 in first quarter 2008; excluding foreign exchange, EPS decreased 64% to $0.25 from $0.69 in the same quarter in 2008
•	Generated $286 million of free cash flow in first quarter 2009 for a cash and marketable securities balance of over $1.2 billion.

Business Highlights:

•	Continued to lead the PND industry with sustained market share on a worldwide basis growing to 37% in the fourth quarter 2008 according to third party research.
•	Posted strong growth in the outdoor/fitness category driven by further penetration of our fitness products and market share gains across the category.
•
Showcased the Garmin-Asus nüvifone products, G60 and M20, at both Mobile World Congress in Barcelona and CTIA Wireless in Las Vegas.  The products continue to receive favorable reviews as analysts and customers experience the differentiation of the location-centric devices.

•	Announced a number of marine OEM partnerships, including EdgeWater Power Boats, Fairline Boats and Gulf Craft Inc., strengthening our position in the marine industry.
•	Achieved supplemental type certification and began initial shipments of the G1000 avionics suite on the King Air 200 and B200.
•	Announced our first major automotive navigation system to be factory-installed on Chrysler‘s 2011 Grand Cherokee.
•	Continued to progress with development of nüvifones and to work with carriers and retailers on distribution and pricing.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter of 2009 represented Garmin’s most challenging quarter since becoming a public company in December 2000.  Macroeconomic factors have contributed to a significant slowdown in consumer discretionary spending which has been further exacerbated by ongoing channel inventory reductions by our retail partners in the PND industry.

As we look specifically at the auto/mobile segment, we believe that inventory levels have reached their low point and that sell-in to the channel will begin to more closely follow sell-through trends in coming quarters.  This is a promising factor given that sell-through trends in the United States have continued to show growth in the first quarter.  The same cannot be said of Europe where sell-through has declined on a year-over-year basis.  Our focus moving forward for this segment will be on improving pricing trends and profitability, which were negatively impacted in the first quarter due to price protection offered to our major retailers and inventory reductions of older models, and maintaining and growing market share where appropriate.  We will leverage the strength of our balance sheet to outperform competitors through product innovation and customer service in this difficult market and be better positioned when consumer confidence returns.

Our aviation and marine segments also struggled in the quarter as both industries face significant challenges in 2009.  In the aviation segment, we will focus on stabilizing our sales and margins in this business and continuing to gain market share through certification of our G1000 and penetration of the G600 as a retrofit solution.  On the marine front, we did see a sequential increase as the marine season approaches but this seasonal increase was not at a level experienced in the past.  We continue to gain market share as an OEM partner but these gains are not enough to offset the industry-wide declines.  Again, we will focus our efforts on gaining market share and bringing to bear the most innovative products in both of these segments so we are well-positioned for growth when the industries begin to recover.

The outdoor/fitness segment posted growth of 13% in the quarter driven by the ongoing channel penetration and market share gains of our fitness products.  We continue to build on the strength of our brand in this category and a growing base of loyal customers and are planning exciting new product introductions in the second quarter.

As we turn to the second quarter, we have an array of new portable navigation and outdoor/fitness devices becoming available, including:

•	The nüvi® 1200 and 1300 series, as well as the 1490T, which offer a new ultra-thin design and pedestrian navigation enabled through optional CityXplorer™ maps
•	The Approach™, Garmin’s first branded handheld designed specifically for the golfer targets a new segment of sports enthusiasts
•	The Forerunner® 405CX, which offers increased accuracy in heart rate-based calorie computation and improved comfort as requested by our loyal customers
•	The Forerunner® 310XT designed with the triathlete in mind, a waterproof multi-sport solution with improved design and usability

We expect that these products, along with further steps to reduce costs, will help us to see improvement to our profitability levels in the second quarter.  As always, we remain committed to taking appropriate steps to reduce costs while maintaining our aggressive approach to the development of new products and technology.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our financial results for the first quarter clearly reflect the difficult end markets we are facing but we remain focused on generating improved results from the top line to the bottom line over the remainder of 2009,” said Kevin Rauckman, chief financial officer of Garmin Ltd.  “Our revenue and earnings per share during the first quarter fell 34% and 64% respectively.   Revenue in the outdoor/fitness segment increased 13% over first quarter of 2008 and was the only segment to post revenue growth compared to the prior year.  Auto/mobile, aviation and marine segment revenues declined 43%, 31% and 32%, respectively.

Gross margin for the overall business remained stronger than we had anticipated at 45% as the lower margin auto/mobile segment contributed less revenue in the quarter.   The auto/mobile segment margin fell to 32% when compared to 43% in the first quarter of 2008, as the average selling price was negatively impacted by price protection credits offered to our retail partners and significant channel inventory reductions.  This was offset by increasing gross margins in our aviation, outdoor/fitness and marine segments due to improved product mix and steady pricing.  Outdoor/fitness margins improved most dramatically to 61% in first quarter compared to 53% in the year-ago quarter, while aviation improved 500 basis points to 69%.

Operating margin for the overall business declined 12.7% when compared with the year-ago quarter to 13.3% driven largely by the decreased revenues in our auto/mobile segment in the first quarter of 2009. Total operating expenses decreased $56 million on a sequential basis.  We reduced advertising expense by almost 40% and held other selling, general and administrative costs flat when compared to the year-ago quarter which was beneficial but it could not offset the steep decline in revenues.  We will continue to evaluate our expenses closely in these categories and will take further actions as needed.  Research and development costs increased by $5 million or 11% when compared to the year-ago quarter.  This is a result of our continued commitment to product innovation and long-term growth strategies.  Operating margins declined in all segments excluding outdoor/fitness where we continue to experience growth.  We believe that this marks the low point for operating margins and with increased sales volumes during the remainder of the year, profitability levels will improve.

We maintained our strong cash flow generation and cash position.  We generated $286 million of free cash flow in the first quarter of 2009, resulting in a cash and marketable securities balance of $1.2 billion at the end of the quarter.  This strong cash flow generation is attributable to ongoing balance sheet improvements in both accounts receivable and inventories.”

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure.  The majority of the Company’s consolidated foreign currency translation gain or loss results from translations involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the various subsidiaries.  Such translation is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are hold.  However, there is minimal cash impact from such foreign currency translation.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended
	March 28,	March 29,
	2009	2008

Net Income (GAAP)	$48,538	$147,779
Foreign currency (gain) / loss, net of tax effects	$1,975	$3,239
Net income, excluding FX	$50,513	$151,018

Net income per share (GAAP):
Basic	$0.24	$0.68
Diluted	$0.24	$0.67

Net income per share, excluding FX:
Basic	$0.25	$0.70
Diluted	$0.25	$0.69

Weighted average common shares outstanding:
Basic	200,352	216,505
Diluted	200,725	218,979

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended
	March 28,	March 29,
	2009	2008

Net cash provided by operating activities	$299,416	$192,465
Less: purchases of property and equipment	$(13,136)	$(26,690)
Free Cash Flow	$286,280	$165,775

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 6, 2009 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (800) 891-6383 in the U.S. and Canada, or (706) 643-9558 for international participants; conference ID #94739888
Contact:	investor.relations@garmin.com

A phone recording will be available for three business days following the earnings call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and utilizing the access code #94739888.  An archive of the live webcast will be available until June 8, 2009 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2009, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2009 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2008 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2008 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, Nüvi and Forerunner are registered trademarks, and Approach is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	March 28,	December 27,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$922,329	$696,335
Marketable securities	15,747	12,886
Accounts receivable, net	420,081	741,321
Inventories, net	353,532	425,312
Deferred income taxes	60,795	49,825
Prepaid expenses and other current assets	55,348	58,746

Total current assets	1,827,832	1,984,425

Property and equipment, net	440,611	445,252

Marketable securities	303,636	262,009
Restricted cash	1,898	1,941
Licensing agreements, net	11,521	16,013
Other intangible assets, net	208,691	214,941

Total assets	$2,794,189	$2,924,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$79,453	$160,094
Salaries and benefits payable	28,426	34,241
Accrued warranty costs	68,847	87,408
Accrued sales program costs	58,039	90,337
Other accrued expenses	47,083	87,021
Income taxes payable	20,314	20,075

Total current liabilities	302,162	479,176

Deferred income taxes	11,951	4,070
Non-current taxes	220,450	214,366
Other liabilities	1,153	1,115

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 200,282,000 as of
March 28, 2009 and 200,363,000 as of
December 27, 2008	1,000	1,002
Additional paid-in capital	8,885	-
Retained earnings	2,311,044	2,262,503
Accumulated other comprehensive gain/(loss)	(62,456)	(37,651)

Total stockholders' equity	2,258,473	2,225,854
Total liabilities and stockholders' equity	$2,794,189	$2,924,581

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 28,	March 29,
	2009	2008

Net sales	$436,699	$663,805

Cost of goods sold	240,704	343,690

Gross profit	195,995	320,115

Advertising expense	23,225	38,129
Selling, general and administrative expense	59,777	59,696
Research and development expense	55,034	49,558
Total operating expense	138,036	147,383

Operating income	57,959	172,732

Interest income	5,097	8,327
Foreign currency	(2,438)	(3,999)
Other	(694)	5,383
Total other income (expense)	1,965	9,711

Income before income taxes	59,924	182,443

Income tax provision	11,386	34,664

Net income	$48,538	$147,779

Net income per share:
Basic	$0.24	$0.68
Diluted	$0.24	$0.67

Weighted average common
shares outstanding:
Basic	200,352	216,505
Diluted	200,725	218,979

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	13-Weeks Ended
	March 28,	March 29,
	2009	2008
Operating Activities:
Net income	$48,538	$147,779
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	13,574	9,861
Amortization	8,088	7,775
Gain on sale of property and equipment	(3)	(1)
Provision for doubtful accounts	(1,101)	350
Deferred income taxes	(3,200)	17,067
Foreign currency transaction gains/losses	(420)	64,946
Provision for obsolete and slow moving inventories	7,709	11,669
Stock compensation expense	10,587	9,124
Realized losses/(gains) on marketable securities	1,274	(5,245)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	318,095	458,821
Inventories	58,876	(169,501)
Other current assets	(1,128)	9,946
Accounts payable	(77,595)	(159,590)
Other current and non-current liabilities	(88,727)	(137,588)
Income taxes payable	3,993	(60,701)
Purchase of licenses	856	(12,247)
Net cash provided by operating activities	299,416	192,465

Investing activities:
Purchases of property and equipment	(13,136)	(26,690)
Proceeds from sale of property and equipment	-	8
Purchase of intangible assets	(872)	(2,562)
Purchase of marketable securities	(68,662)	(265,758)
Redemption of marketable securities	16,638	102,374
Change in restricted cash	43	(11)
Acquisitions, net of cash acquired	-	(23,725)
Net cash used in investing activities	(65,989)	(216,364)

Financing activities:
Proceeds from issuance of common stock from
stock purchase plan	119	1,524
Stock repurchase	(1,849)	(90,050)
Tax benefit related to stock option exercise	26	1,633
Net cash used in financing activities	(1,704)	(86,893)

Effect of exchange rate changes on cash and cash equivalents	(5,729)	1,918

Net increase/(decrease) in cash and cash equivalents	225,994	(108,874)
Cash and cash equivalents at beginning of period	696,335	707,689
Cash and cash equivalents at end of period	$922,329	$598,815

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended March 28, 2009

Net sales	$80,004	$38,017	$259,586	$59,092	$436,699
Gross profit	$48,424	$22,878	$84,183	$40,510	$195,995
Operating income	$28,505	$10,572	$4,605	$14,277	$57,959

13-Weeks Ended March 29, 2008

Net sales	$70,495	$56,006	$451,859	$85,445	$663,805
Gross profit	$37,439	$32,463	$195,894	$54,319	$320,115
Operating income	$19,311	$17,836	$107,641	$27,944	$172,732